                                  SCHEDULE 14C

                                 (Rule 14c-101)


             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 3)


Check the appropriate box:

/X/      Preliminary information statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

         / /      Definitive information statement

                           HealthCare Properties, L.P.
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

/ /      No fee required.

         /X/ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)      Title of each class of securities to which transaction applies:

                     Units of Limited Partnership Interests
                     --------------------------------------

(2) Aggregate number of securities to which transaction applies:

                                    4,148,325
                                    ---------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

A filing fee of $2,625.43 was calculated by multiplying one-50th of one percent by the aggregate cash proceeds to be received by the Registrant ($13,127,131).

(4)      Proposed maximum aggregate value of transaction:

                                   $13,127,131
                                   -----------

(5)      Total fee paid:  $2,625.43

         / /      Fee paid previously with preliminary materials.

         /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:    $2,625.43

(2)      Form Schedule or Registration Statement No.:   Preliminary Schedule 14C
         (Amendment No. 2)

(3)      Filing Party:     HealthCare Properties, L.P.


(4)      Date Filed:       October 5, 1998

                                                                PRELIMINARY COPY

                                                        For Information Purposes
                                                              No Reply Necessary


                                October 31, 1998


Dear Unit Holders:

         In recent reports to the Unit Holders of HealthCare Properties, L.P. (the "Partnership"), we informed you of our continuing efforts to enhance your investment's value. We are extremely pleased to provide to you the attached Information Statement, which we believe, constitutes a major step in meeting this goal.

         The Partnership was formed in 1987 with the original investment objective of acquiring and leasing health care properties. Capital Realty Group Senior Housing, Inc., your General Partner, began its association with the Partnership in 1992 and assumed general partner duties in June 1993. At that time, the Partnership faced severe economic problems because the lessees of eight of the twelve health care properties the Partnership owned defaulted, including one which filed for bankruptcy due to alleged Medicaid over reimbursements. As a result, the Partnership faced a severe cash flow crisis and a number of lenders threatened actions against the Partnership for back due mortgage payments that exceeded several million dollars.

         Your General Partner immediately began to restructure the Partnership's management and assets. The restructuring included, among other activities, negotiating a sale or deedback of four distressed Partnership properties with significant past due mortgages and a full release of liability to the Partnership, restructuring the Rebound lease with significantly increased lease payments to the Partnership, and taking back control the Cambridge facility out of Chapter 11 bankruptcy proceedings.

         As mentioned in previous communications, the General Partner has continued to explore ways to enhance Unit Holder returns and improve the Partnership's long-term value. The General Partner has been primarily focused on optimizing the value of the Partnership's assets. The General Partner believes that it is in the Partnership's best interests that once the asset value is optimized, the Unit Holder's interest be converted into cash.

         The General Partner believes that it has optimized the investment returns that could be provided by the Partnership's assets. Accordingly, it believes the continued management of these assets will not further optimize the returns to the Unit Holders. Moreover, the General Partner does not believe that significant investment opportunities exist in the subacute-care/nursing-care industry, and related real estate assets. The General Partner believes, therefore, the next step in optimizing your Partnership investment involves the merger of an affiliated entity with and into the Partnership and the Unit Holders, other than Capital Senior Living Properties, Inc. (the "Company") which owns approximately 56.6 percent of the Units, receiving cash in exchange for their Partnership Units (the "Merger").

         The Merger is based on the Partnership being valued at approximately $30,282,755 approximately $7.30 per Unit, which exceeds the Partnership's approximately $25,575,701 net book value as of June 30, 1998. It is anticipated that the Merger, if completed, will result in Unit Holders, other than the Company ("Unaffiliated Unit Holders"), receiving, after deducting certain closing expenses and withholding reserves as discussed in more detail herein, approximately $6.43 per Unit. Over the past two years, the Units have traded primarily among both affiliated and non-affiliated entities between $3 and $6 per Unit. These prices are before deducting brokerage and other fees and costs.

         Before deciding to proceed with the Merger, various alternatives were considered in order to optimize Unit Holder returns, including continued management of the Partnership's assets, as well as the sale of substantially all the assets and reinvesting the proceeds. Each alternative is discussed in the Information Statement and should be reviewed. The General Partner concluded ultimately that Unit Holder returns would not be further optimized, and that the Merger is the best course of action.

         There are conflicts of interest between the various parties to the transaction of which Unaffiliated Unit Holders should be aware. First, although the General Partner delivered its fairness recommendation on June 19, 1998, the negotiations took place while the General Partner was affiliated with the Company and Capital Senior Living Corporation ("CSLC") and thus a conflict of interest arises from the fact that the persons negotiating the transaction were on both sides of the negotiations. Second, the General Partner is now owned 100% by Retirement Associates Inc. ("Associates"), which is in turn owned 100% by Robert L. Lankford. CSLC, the parent of the Company, provides Mr. Lankford complimentary use of a small office, supplies, telephone and fax in connection with Mr. Lankford's services as an independent contractor for CSLC or its affiliates. Mr. Lankford has his own separate principal office space. Mr. Lankford also was an independent broker for Capital Realty Brokerage, Inc. ("Capital Brokerage"), an affiliate of CSLC, from 1988 to 1997. Mr. Lankford received non-employee compensation from Capital Brokerage in 1997, 1996 and 1995, in the amounts of $18,750, $203,505.43 and $13,608.75, respectively. Mr.
Lankford's current relationship with CSLC accounts for less than 20% of his total compensation.

         The General Partner and Mr. Lankford entered into an employment agreement on June 10, 1998. Under the terms of the employment agreement, Mr. Lankford will be paid an annual salary by the General Partner in an amount to be agreed upon by the parties. Mr. Lankford will also be reimbursed by the General Partner for reasonable business expenses. The General Partner will also reimburse Mr. Lankford's attorney expenses up to $10,000 through September 30, 1998. Additionally, the General Partner has also entered into an employment agreement with Wayne R. Miller, Mr. Lankford's attorney and an officer of the General Partner. Under the terms of the employment agreement, Mr. Miller will be paid an annual salary by the General Partner, in an amount to be agreed upon by the parties. Mr. Miller will also be reimbursed by the General Partner for reasonable business expenses. Finally the General Partner and Associates entered into a contract for professional services whereby Associates will provide the General Partner certain consulting services. Associates is to be paid $10,000 on the first day of each quarter. The first payment was made on June 10, 1998.

         The Unaffiliated Unit Holders should also be aware that the Partnership Agreement provides that the Partnership cannot consummate a transaction with an affiliate of the General Partner unless either: (i) an independent advisory board approves the transaction, or (ii) a majority of the Unit Holders approve the transaction and a qualified advisor gives an opinion that the transaction is fair and at least as favorable to the Partnership as one with an unaffiliated entity. In connection with a proposed asset purchase agreement that was drafted in January and February 1998 between the General Partner and the Company, the General Partner engaged Dain Rauscher Wessels, Inc. as a financial advisor to provide a fairness opinion ("Fairness Opinion"). The structure of the transaction was subsequently changed to a merger (See "Background of the Merger"). The Fairness Opinion was not delivered because on June 10, 1998, Capital Realty

Group Corporation sold its shares of the General Partner to Associates, an entity unaffiliated with the Company, and the General Partner, now unaffiliated, with the Company, concluded that the merger is fair to the Partnership, and that an opinion of a financial advisor was not required under the Partnership Agreement.



         In connection with the General Partner's determination that an opinion of the financial advisor was not required under the Partnership Agreement, Section B(5) of the Partnership Agreement defines "Affiliates" as follows:



                When used with reference to a specified Person: (i) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the specified Person; (ii) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of, or otherwise has a substantial beneficial interest in, the specified Person or which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities, or in which the specified Person has a substantial beneficial interest.



         For the reasons set forth below, the General Partner believes that CSLC does not control Robert Lankford ("Lankford"), the General Partner or Associates, and Lankford does not control CSLC, and that neither of the other two tests of affiliations under the Partnership Agreement are met.



         The General Partner notes that the Delaware Limited Partnership statute does not address the definition of "affiliate," and thus does not help to interpret the term "control." Section 203 of the Delaware General Corporation Law ("DGCL"), however, defines both "affiliate" and "control." Affiliate is defined as "any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person" (see Section 203(c)(1)). Section 203(c)(4) then defines "control" as "the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise."



         Although there is no case law directly on point, the General Partner believes the statute is clear in that control is the power "to direct or cause the direction of the management and policies." Therefore, in the General Partner's opinion, what is required for "control" is the right, whether contractual or based on ownership, to appoint or remove officers or directors or to direct corporate decisions.



         CSLC does not have, either directly or indirectly, an equity interest in the General Partner. CLSC does not hold any debt of the General Partner. There is no current contractual relationship between CSLC and the General Partner. Prior to the sale of the General Partner's capital stock to Associates, there was a contractual relationship. As part of the initial public offering of CSLC's common stock, Messers Beck and Stroud, as the CSLC control persons and as the then beneficial owners of the General Partner, were required to assign the fees and distributions the General Partner receives from both the Partnership and NHP Retirement Partners I, L.P.
("NHP") to CSLC. Therefore, Capital Realty Group Corporation ("Capital
Realty"), an affiliate of CSLC, and the General Partner and CSLC entered into an option agreement (the "Option Agreement") whereby Capital Realty granted
CSLC the option to
purchase the capital stock of the General Partner at fair market value at any time for a period of 10 years from the date of the Option Agreement. The Option Agreement also assigned all fees and distribution that the General Partner receives from the Partnership and NHP. The Option Agreements was never signed, but the fees and distributions were paid to CSLC pursuant to an oral agreement with the same terms and conditions as the Option Agreement. The Option Agreement was orally terminated by the parties prior to the sale of the General Partner's stock to Associates. During the period the Option Agreement was in effect, the General Partner assigned $224,102 in distributions from the Partnership to CSLC. No fees or distribution the General Partner receives have been paid to CSLC since June 10, 1998. CSLC, therefore, does not have the power to elect or remove either the officers or directors of the General Partner. Moreover, CSLC does not possess, either directly or indirectly, any interest in the General Partner that could be used to coerce the General Partner. Therefore, in the General Partner's opinion, CSLC does not control the General Partner.



         Similarly, the General Partner does not have, either directly or indirectly, an equity interest in CSLC. The General Partner, therefore, does not have the power to elect or remove either the officers or directors of CSLC. The General Partner does not hold any debt of CSLC. There is no contractual relationship between CSLC and the General Partner. The General Partner believes that it does not control CSLC.



         CSLC does not have an equity interest in Associates, and thus cannot elect or remove the director of Associates. Associates, in order to purchase the stock of the General Partner, issued a non-recourse promissory noted dated June 10, 1998 (the "Note"), whereby Associates agreed to pay Capital Realty $855,000 plus interest at a rate of 10% per annum on June 1, 2003. The security for the Note is Associate's capital stock and all right, title, distributions, proceeds and interest of the General Partner in either the Partnership or NHP. Pursuant to the Security Agreement among Capital Realty, Associates and the General Partner, any fees or distribution the General Partner receives, except the $40,000 per year that is paid to Associates pursuant to a consulting agreement, are paid to Capital Realty in payment of the Note. Capital Realty does not have the right to acquire or vote the capital stock of Associates, and the Note does not provide CSLC, indirectly through Capital Realty, power to direct the management or policy of Associates. Therefore, in the General Partner's opinion, CSLC does not control Associates.



         Associates does not hold an equity interest in CSLC, and thus cannot elect or remove the directors of CSLC. Associates does not hold any CSLC debt, and the only contractual relationships between the parties are those discussed above which do not provide Associates with any control over CSLC. The General Partner therefore concludes that Associates does not Control CSLC.



         The General Partner believes that CSLC does not control Lankford. From 1988 to 1997, Lankford was an independent broker with Capital Brokerage, an affiliate of CSLC. From 1997 to the present, however, Lankford has been a principal with Kamco. In this capacity Lankford provides independent commercial real estate brokerage services for various clients including CSLC which accounts for less than 20% of his compensation. CSLC also provides Lankford with complimentary use of an office and administrative support when Lankford is providing such services to CSLC. Lankford's independent broker relationship with CSLC, however, does not rise to the level of control. In determining whether CSLC controls Lankford, the General Partner expects, based on the General Partner's review of the case law, a Delaware court would look to see if a de facto employer/employee relationship has been established. In Fisher v. Townsends, Inc., 695 A2d. 53 (1996), the Delaware Supreme Court held that to determine if a person was an employee depended on whether the company controlled the person. To determine control, the Court looked to a variety of factors such as whether the company engaged in that particular business, whether the person has his own business, and whether the company directed general goals and requirements of the person or the specific tasks to be performed. In this case, Mr. Lankford has his own business, Kamco. CSLC has moved out of the brokerage business, and into the development business necessitating the use of independent brokers. Also, CLSC does not direct Mr. Lanksford's specific tasks. Finally, in his capacity as the owner of Associates, Mr. Lankford has retained his own legal representation. In the General Partner's opinion, CSLC does not control Lankford.



         Accordingly, Lankford does not control CSLC because (i) Lankford does not own any debt or equity of CSLC; (ii) he cannot elect or remove CSLC directors; and (iii) his independent broker relationship with CSLC does not give him the power to direct the management of CLSC.



         The General Partner believes that CSLC is not under common control either with the General Partner, Associates or Lankford. Mr. Beck and Mr. Stroud control CSLC. Neither Mr. Beck nor Mr. Stroud own any interest in or have any contractual relationship with Associates or the General Partner. Also, neither Mr. Beck or Mr. Stroud have a contractual relationship with Lankford.



         The General Partner believes the relationships between the General Partner and CSLC also fail to meet the second test of affiliation under the Partnership Agreement. Lankford is the sole officer of Associates. The officers of CSLC are Jeffrey L. Beck, James A. Stroud, Lawrence A. Cohen, Keith N. Johannssen, and David R. Brickman. There are no overlapping officers in the two entities. Moreover, the General Partner does not serve CLSC in any capacity, and CLSC does not serve the General Partner in any capacity.



         Finally, the General Partner believes that the relationships between the General Partner and CSLC fail the Partnership's third test of affiliation. As stated earlier, CSLC does not, directly or indirectly, beneficially own any securities of either the General Partner or Associates. Similarly, as stated earlier, neither the General Partner nor Associates owns any securities of CSLC. Finally, with the acquisition of the General Partner by Associates, there is no contractual relationship between the General Partner and CSLC.



         The General Partner notes that because there are no Delaware statutes or cases that specifically define "control" for the purpose of partnership affiliation, a court could disagree with the General Partner's view and conclude that the General Partner and CSLC are affiliates. The General Partner believes that if a court concluded that there was an affiliation, it is extremely unlikely that the court would unwind the Merger; instead, a court would likely award damages to the Partnership in an amount equal to the excess of the brokerage fee paid and the brokerage fee payable to an affiliate under the Partnership Agreement, and an amount, if any, that a plaintiff could prove resulted from the failure to obtain a fairness opinion.


         The General Partner has a two percent general partnership interest in the Partnership and the Company owns approximately 56.6 percent of the Units. The General Partner and the Company have confirmed that they will approve the Merger. ACCORDINGLY, NO ACTION BY THE UNAFFILIATED UNIT HOLDERS IS REQUIRED TO CONSUMMATE THE MERGER, AND THE PARTNERSHIP IS NOT SOLICITING YOUR APPROVAL.

         Upon consummation of the Merger, Unaffiliated Unit Holders will receive cash for their Units. Neither the Partnership Agreement nor the Delaware Revised Uniform Limited

Partnership Act provide for dissenter's or appraisal rights regardless of whether such Unit Holder has consented to the Merger. As a result of the Merger, Unaffiliated Unit Holders will no longer have an interest in the Partnership, and therefore, will not participate in possible future Partnership earnings.

         The Information Statement contains important information about the Merger, including the fees that the General Partner and its affiliates will receive. You should review this material carefully.

         Thank you for your time and consideration.

                                       Very truly yours,

                                       Capital Realty Group Senior Housing, Inc.
                                       Your General Partner

                                                                PRELIMINARY COPY

                                  Introduction


         This Information Statement, which is being mailed to all holders of record as of the close of business on October 31, 1998 (the "Unit Holders") of one or more units representing beneficial units of limited partnership interests (the "Units") in HealthCare Properties, L.P., a Delaware limited partnership (the "Partnership"), on or about October 31, 1998 is furnished in accordance with the requirements of Regulation 14C under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Capital Realty Group Senior Housing, Inc., a Texas corporation and the general partner of the Partnership (the "General Partner").

                              Information Statement


         This Information Statement is being provided to you by the General Partner for use in connection with the proposed merger of Capital Senior Living Merger, LLC (the "Merger Sub"), a Delaware limited liability company and a wholly-owned subsidiary of the Partnership's affiliate, Capital Senior Living Properties, Inc., a Texas corporation (the "Company") with and into the Partnership (the "Merger"). As a result of the Merger, the Unit Holders' interest in the Partnership, other than the Company's ("Unaffiliated Unit Holders"), will be converted into cash. Accordingly, the Unaffiliated Unit Holders will have no interest in the surviving company. Neither the Partnership Agreement nor the Delaware Revised Uniform Limited Partnership Act provide for dissenter's or appraisal rights regardless of whether such Unit Holder has consented to the Merger. The Merger is expected to occur on or after November 20, 1998. As a result of the Merger, the Partnership will cease to be a public entity subject to the informational reporting requirements of the Exchange Act.


         There are conflicts of interest between the various parties to the transaction of which Unaffiliated Unit Holders should be aware. First, although the General Partner delivered its fairness recommendation on June 19, 1998, the negotiations took place while the General Partner was affiliated with the Company and Capital Senior Living Corporation ("CSLC") and thus a conflict of interest arises from the fact that the persons negotiating the transaction were on both sides of the negotiations. Second, the General Partner is now owned 100% by Retirement Associates Inc. ("Associates"), which is in turn owned 100% by Robert L. Lankford. CSLC, the parent of the Company, provides Mr. Lankford complimentary use of a small office, supplies, telephone and fax in connection with Mr. Lankford's services as an independent contractor for CSLC or its affiliates. Mr. Lankford has his own separate principal office space. Mr. Lankford also was an independent broker for Capital Realty Brokerage, Inc. ("Capital Brokerage"), an affiliate of CSLC, from 1988 to 1997. Mr. Lankford received non-employee compensation from Capital Brokerage in 1997, 1996 and 1995, in the amounts of $18,750, $203,505.43 and $13,608.75, respectively. Mr.
Lankford's relationship with CSLC accounts for less than 20% of his total compensation.

         The General Partner and Mr. Lankford entered into an employment agreement on June 10, 1998. Under the terms of the employment agreement, Mr. Lankford will be paid an annual salary by the General Partner in an amount to be agreed upon by the parties. Mr. Lankford will also be reimbursed by the General Partner for reasonable business expenses. The General Partner will also reimburse Mr. Lankford's attorney expenses up to $10,000 through September 30, 1998. Additionally, the General Partner has also entered into an employment agreement with Wayne R. Miller, Mr. Lankford's attorney and an officer of the General Partner.

Under the terms of the employment agreement, Mr. Miller will be paid an annual salary by the General Partner, in an amount to be agreed upon by the parties. Mr. Miller will also be reimbursed by the General Partner for reasonable business expenses. Finally the General Partner and Associates entered into a contract for professional services whereby Associates will provide the General Partner certain consulting services. Associates is to be paid $10,000 on the first day of each quarter. The first payment was made on June 10, 1998.

         The Unaffiliated Unit Holders should also be aware that the Partnership Agreement provides that the Partnership cannot consummate a transaction with an affiliate of the General Partner unless either: (i) an independent advisory board approves the transaction, or (ii) a majority of the Unit Holders approve the transaction and a qualified advisor gives an opinion that the transaction is fair and at least as favorable to the Partnership as one with an unaffiliated entity. In connection with a proposed asset purchase agreement that was drafted in January and February 1998 between the General Partner and the Company, the General Partner engaged Dain Rauscher Wessels, Inc. as a financial advisor to provide a fairness opinion ("Fairness Opinion"). The structure of the transaction was subsequently changed to a merger (See "Background of the Merger"). The Fairness Opinion was not delivered because on June 10, 1998, Capital Realty Group Corporation sold its shares of the General Partner to Associates, an unaffiliated entity and the now unaffiliated General Partner concluded that the merger is fair to the Partnership, and that an opinion of a financial advisor was not required under the Partnership Agreement.

         In connection with the General Partner's determination that an opinion of the financial advisor was not required under the Partnership Agreement, Section B(5) of the Partnership Agreement defines "Affiliates" as follows:


                When used with reference to a specified Person: (i) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the specified Person; (ii) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of, or otherwise has a substantial beneficial interest in, the specified Person or which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities, or in which the specified Person has a substantial beneficial interest.


         For the reasons set forth below, the General Partner believes that CSLC does not control Robert Lankford ("Lankford"), the General Partner or Associates, and Lankford does not control CSLC, and that neither of the other two tests of affiliations under the Partnership Agreement are met.


         The General Partner notes that the Delaware Limited Partnership statute does not address the definition of "affiliate," and thus does not help to interpret the term "control." Section 203 of the Delaware General Corporation Law ("DGCL"), however, defines both "affiliate" and "control." Affiliate is defined as "any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person" (see Section 203(c)(1)). Section 203(c)(4) then defines "control" as "the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise."

         Although there is no case law directly on point, the General Partner believes the statute is clear in that control is the power "to direct or cause the direction of the management and policies." Therefore, in the General Partner's opinion, what is required for "control" is the right, whether contractual or based on ownership, to appoint or remove officers or directors or to direct corporate decisions.


         CSLC does not have, either directly or indirectly, an equity interest in the General Partner. CLSC does not hold any debt of the General Partner. There is no current contractual relationship between CSLC and the General Partner. Prior to the sale of the General Partner's capital stock to Associates, there was a contractual relationship. As part of the initial public offering of CSLC's common stock, Messers Beck and Stroud, as the CSLC control persons and as the then beneficial owners of the General Partner, were required to assign the fees and distributions the General Partner receives from both the Partnership and NHP Retirement Partners I, L.P. ("NHP") to CSLC. Therefore, Capital Realty Group Corporation ("Capital Realty"), an affiliate of CSLC, and the General Partner and CSLC entered into an option agreement (the "Option Agreement") whereby Capital Realty granted CSLC the option to purchase the capital stock of the General Partner at fair market value at any time for a period of 10 years from the date of the Option Agreement. The Option Agreement also assigned all fees and distribution that the General Partner receives from the Partnership and NHP. The Option Agreements was never signed, but the fees and distributions were paid to CSLC pursuant to an oral agreement with the same terms and conditions as the Option Agreement. The Option Agreement was orally terminated by the parties prior to the sale of the General Partner's stock to Associates. During the period the Option Agreement was in effect, the General Partner assigned $224,102 in distributions from the Partnership to CSLC. No fees or distribution the General Partner receives have been paid to CSLC since June 10, 1998. CSLC, therefore, does not have the power to elect or remove either the officers or directors of the General Partner. Moreover, CSLC does not possess, either directly or indirectly, any interest in the General Partner that could be used to coerce the General Partner. Therefore, in the General Partner's opinion, CSLC does not control the General Partner.


         Similarly, the General Partner does not have, either directly or indirectly, an equity interest in CSLC. The General Partner, therefore, does not have the power to elect or remove either the officers or directors of CSLC. The General Partner does not hold any debt of CSLC. There is no contractual relationship between CSLC and the General Partner. The General Partner believes that it does not control CSLC.


         CSLC does not have an equity interest in Associates, and thus cannot elect or remove the director of Associates. Associates, in order to purchase the stock of the General Partner, issued a non-recourse promissory noted dated June 10, 1998 (the "Note"), whereby Associates agreed to pay Capital Realty $855,000 plus interest at a rate of 10% per annum on June 1, 2003. The security for the Note is Associate's capital stock and all right, title, distributions, proceeds and interest of the General Partner in either the Partnership or NHP. Pursuant to the Security Agreement among Capital Realty, Associates and the General Partner, any fees or distribution the General Partner receives, except the $40,000 per year that is paid to Associates pursuant to a consulting agreement, are paid to Capital Realty in payment of the Note. Capital Realty does not have the right to acquire or vote the capital stock of Associates, and the Note does not provide CSLC, indirectly through Capital Realty, power to direct the management or policy of Associates. Therefore, in the General Partner's opinion, CSLC does not control Associates.

         Associates does not hold an equity interest in CSLC, and thus cannot elect or remove the directors of CSLC. Associates does not hold any CSLC debt, and the only contractual relationships between the parties are those discussed above which do not provide Associates with any control over CSLC. The General Partner therefore concludes that Associates does not Control CSLC.


         The General Partner believes that CSLC does not control Lankford. From 1988 to 1997, Lankford was an independent broker with Capital Brokerage, an affiliate of CSLC. From 1997 to the present, however, Lankford has been a principal with Kamco. In this capacity Lankford provides independent commercial real estate brokerage services for various clients including CSLC which accounts for less than 20% of his compensation. CSLC also provides Lankford with complimentary use of an office and administrative support when Lankford is providing such services to CSLC. Lankford's independent broker relationship with CSLC, however, does not rise to the level of control. In determining whether CSLC controls Lankford, the General Partner expects, based on the General Partner's review of the case law, a Delaware court would look to see if a de facto employer/employee relationship has been established. In Fisher v. Townsends, Inc., 695 A2d. 53 (1996), the Delaware Supreme Court held that to determine if a person was an employee depended on whether the company controlled the person. To determine control, the Court looked to a variety of factors such as whether the company engaged in that particular business, whether the person has his own business, and whether the company directed general goals and requirements of the person or the specific tasks to be performed. In this case, Mr. Lankford has his own business, Kamco. CSLC has moved out of the brokerage business, and into the development business necessitating the use of independent brokers. Also, CLSC does not direct Mr. Lanksford's specific tasks. Finally, in his capacity as the owner of Associates, Mr. Lankford has retained his own legal representation. In the General Partner's opinion, CSLC does not control Lankford.


         Accordingly, Lankford does not control CSLC because (i) Lankford does not own any debt or equity of CSLC; (ii) he cannot elect or remove CSLC directors; and (iii) his independent broker relationship with CSLC does not give him the power to direct the management of CLSC.


         The General Partner believes that CSLC is not under common control either with the General Partner, Associates or Lankford. Mr. Beck and Mr. Stroud control CSLC. Neither Mr. Beck nor Mr. Stroud own any interest in or have any contractual relationship with Associates or the General Partner. Also, neither Mr. Beck or Mr. Stroud have a contractual relationship with Lankford.


         The General Partner believes the relationships between the General Partner and CSLC also fail to meet the second test of affiliation under the Partnership Agreement. Lankford is the sole officer of Associates. The officers of CSLC are Jeffrey L. Beck, James A. Stroud, Lawrence A. Cohen, Keith N. Johannssen, and David R. Brickman. There are no overlapping officers in the two entities. Moreover, the General Partner does not serve CLSC in any capacity, and CLSC does not serve the General Partner in any capacity.


         Finally, the General Partner believes that the relationships between the General Partner and CSLC fail the Partnership's third test of affiliation. As stated earlier, CSLC does not, directly or indirectly, beneficially own any securities of either the General Partner or Associates. Similarly, as stated earlier, neither the General Partner nor Associates owns any securities of CSLC. Finally, with the acquisition of the General Partner by Associates, there is no contractual relationship between the General Partner and CSLC.

         The General Partner notes that because there are no Delaware statutes or cases that specifically define "control" for the purpose of partnership affiliation, a court could disagree with the General Partner's view and conclude that the General Partner and CSLC are affiliates. The General Partner believes that if a court concluded that there was an affiliation, it is extremely unlikely that the court would unwind the Merger; instead, a court would likely award damages to the Partnership in an amount equal to the excess of the brokerage fee paid and the brokerage fee payable to an affiliate under the Partnership Agreement, and an amount, if any, that a plaintiff could prove resulted from the failure to obtain a fairness opinion.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


         The approval of Unit Holders holding a majority of the Units is required to approve the Merger. The Company owns 2,350,087 Units, which represents approximately 56.6 percent of the total Units outstanding. The Company has confirmed that it will approve the Merger. The General Partner has also determined that it will approve the Merger. CONSEQUENTLY, THE PARTNERSHIP IS NOT SOLICITING YOUR APPROVAL. This document is being provided to you for information purposes only. The Merger will be consummated on or after November 20, 1998 (more than 20 days from the date hereof). No meeting of the Unit Holders will be held.

         WE ARE NOT ASKING YOU FOR A PROXY OR WRITTEN CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR WRITTEN CONSENT.

                             Additional Information

         The Partnership is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Website at http://www.sec.gov that contains reports, proxy statements and other information. After consummation of the Merger, the Partnership will no longer be required to file reports, proxy statements, or other information with the SEC.

         This Information Statement is accompanied by copies of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Form 10-Q for the quarter ended June 30, 1998 as filed with the SEC (attached hereto as Annex A and Annex B respectively).

         This Information Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents are available, at the expense of the requester, to any person entitled to receive this Information Statement, upon written request, from the General Partner. Written requests should be sent to the General Partner at the following address: 3516 Merrell Road, Dallas, Texas 75229, Attention: Capital Realty Group Senior Housing, Inc. A requested exhibit will be furnished by first-class mail, or other equally prompt means, within two business days of such request.

                     Incorporation of Documents By Reference

         The following documents are heretofore filed with the SEC pursuant to the Exchange Act and incorporated herein by reference.

          (1) Partnership's Annual report on Form 10-K for the fiscal year ended December 31, 1997;

          (2) Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          (3) Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

         All reports and other documents filed with the SEC by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the date of the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a aprt hereof from the dates of filing of such reports and documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                           Forward-Looking Statements

         CERTAIN STATEMENTS IN THIS INFORMATION STATEMENT (INCLUDING DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IN THIS INFORMATION STATEMENT, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT," "BELIEVE" AND SIMILAR EXPRESSIONS WHEN USED IN CONNECTION WITH THE PARTNERSHIP OR ANY OF ITS AFFILIATES INCLUDING THEIR RESPECTIVE MANAGEMENTS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS WERE BASED ON VARIOUS FACTORS AND WERE DERIVED UTILIZING NUMEROUS IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.

                          Organizational Relationships

                                [GRAPHIC OMITTED]

 The following chart indicates the organizational relationships of the various parties to this transaction.

                                 The Partnership

         The Partnership (formerly known as Jacques-Miller Healthcare Properties, L.P.) was formed in March 1987 under the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), and will continue until December 31, 2075, unless terminated earlier under certain provisions of the Partnership's partnership agreement (the "Partnership Agreement"). The Partnership's executive office address is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240, and the telephone number is (972) 770-5600.

         The Partnership originally was formed for the purpose of acquiring, leasing, operating, and disposing of existing or newly constructed health care properties. The original managing general partner was Jacques-Miller, Inc. The Partnership commenced an offering of its Units to the public on August 31, 1987 (the "Offering"). The Offering was terminated on August 31, 1989, and some Units were sold to existing investors pursuant to the Partnership's distribution reinvestment plan until July of 1991. The Partnership issued a total of 4,172,457 Units in the Offering and received gross proceeds from the Offering of $43,373,269 and net proceeds of $38,748,791. In November and December of 1997, the Partnership repurchased 20,922 Units at $6 per Unit. As of June 30, 1998, the Partnership had 4,148,325 Units outstanding.

         The Offering's net proceeds were invested in twelve properties (the "Properties") or used for working capital reserves. The Partnership partially financed the acquisition of eight of its original Properties with nonrecourse debt. The other four properties initially were unleveraged. As of June 30, 1998, four of the original Properties either had been sold or deeded back to the lenders, leaving the Partnership with four properties secured by debt and four properties unleveraged (the "Assets").

         By June of 1993, the general business focus of the Partnership had changed greatly. Eight facility leases had been in default, and the Partnership was operating three facilities. As a result, the Partnership's focus changed from leasing and disposing of health care properties to conducting complex and extensive lease and mortgage renegotiations complicated by actual or threatened bankruptcy proceedings and related litigation, and operating nursing homes. These changes were further compounded by the fact that the former general partners were experiencing their own financial problems. Therefore, the Partnership's then-current general partners sought a replacement general partner with the necessary experience and willingness to operate the Partnership. After a diligent search, Capital Realty Group Senior Housing, Inc. (the "General Partner") was selected and approved as the sole general partner through a Consent Solicitation dated June 9, 1993. The General Partner's main policy objective since assuming its role has been to maintain sufficient cash and cash equivalents to address disruptions in the Partnership's lease revenues, and to have adequate additional funds for investment in Asset improvements.

         As a continuation toward achieving its objective, the General Partner has been exploring ways to enhance Unit Holders' returns and improve long-term value to the Partnership. The General Partner believes that it has optimized the investment returns that could be provided by the Partnership's current Assets. Accordingly, in the General Partner's opinion, the continued management of these Assets will not further optimize the returns to the Unit Holders. Moreover, the General Partner does not believe that significant investment opportunities exist in the subacute-care/nursing-care industry. The General Partner believes, therefore, the next step in accomplishing the full potential for your Partnership investment involves the merger of an affiliated entity with and into the Partnership, and the Unaffiliated Unit Holders receiving cash in exchange for their Partnership Units. The Merger, if completed, will result in Unaffiliated Unit

Holders, based on a Partnership value of more than $30 million
(approximately $7.30 per Unit), receiving nearly $11.6 million or approximately $6.43 per Unit after deducting certain expenses and withholding reserves as discussed in more detail herein. The Units, over the past two years, have traded primarily among both affiliated and non-affiliated entities between $3 and $6 per Unit before deducting brokerage and other fees and costs.

Partnership's Units

         There is no public market for the Units and the General Partner does not plan to list the Units on a national exchange or automated quotation system. The Partnership formerly had a liquidity reserve feature which, under certain circumstances, permitted Unit Holders to liquidate their Units. Due to the Partnership's inadequate liquidity and the adverse impact on Unit values caused by defaults of certain of the Partnership's lessees, the prior general partners suspended all redemptions pursuant to the liquidity reserve in March 1991. The General Partner does not anticipate the Partnership redeeming Units in the foreseeable future.

         Pursuant to the terms of the Partnership Agreement, there are restrictions on the ability of the Unit Holders to transfer their Units. In all cases, the General Partner must consent in writing to any substitution of a Unit Holder. The Internal Revenue Code contains provisions which have an adverse impact on investors in "publicly traded partnerships." Accordingly, the General Partner has established a policy of imposing limited restrictions on the transferability of the Units in private transactions. This policy is intended to prevent a public trading market from developing and may impact the ability of a Unit Holder to liquidate his investment quickly.

         The following chart indicates the privately negotiated purchases of the Partnership's Units by the Partnership and by affiliates of the Partnership since 1996. The prices reflect the gross price paid, not the net price after deducting brokerage and other fees.


                                       Number of                                     Average Gross Price
                                    Units Purchased              Range of Prices          Per Unit
                                    ---------------              ---------------     --------------------
1st Quarter 1996                         212,601                   $1.25-$3.00            $2.24
2nd Quarter 1996                         629,453                   $3.00-$3.35            $3.15
3rd Quarter 1996                         142,499                         $3.00            $3.00
4th Quarter 1996                          36,510                   $3.00-$3.84            $3.08
1st Quarter 1997                          83,284                   $3.00-$8.10            $4.38
2nd Quarter 1997                         297,991                   $4.00-$6.18            $4.93
3rd Quarter 1997                         328,434                   $5.00-$6.18            $5.55
4th Quarter 1997                       2,356,664                   $6.00-$6.69*           $6.68*
1st Quarter 1998                               0                       --                  --
2nd Quarter 1998                               0                       --                  --

* On November 3, 1997, the Company purchased 2,335,742 Units from an affiliate for $6.69 per Unit. After deducting the brokerage fees, but before deducting the other fees and costs, the net price was $6.29 per Unit.

Partnership Assets

         The following table summarizes key information about each of the
Assets:

                           HEALTHCARE PROPERTIES, L.P.
                                PROPERTY SUMMARY


                                      CEDARBROOK         CANE CREEK             CRENSHAW CREEK      SANDY BROOK
                                      ------------------------------------------------------------------------------
Location                              Nashville, TN      Martin, TN             Lancaster, SC       Orlando, FL
Type                                  Rehabilitation     Rehabilitation         Rehabilitation      Rehabilitation
Date Purchased                        10/87              11/87                  6/88                9/88

Purchase Price                        $3,955,000**       $4,000,000             $3,900,000          $4,200,000
Original Mortgage Amount              $2,000,000         $2,200,000             $0                  $0
12/31/97 Mortgage Balance             $729,622           $581,555               $0                  $0
Mortgage Maturity                     June 30, 1997*     December 1, 2001       N/A                 N/A
End of Lease Term                     2001               2001                   2001                2001


                                      CAMBRIDGE          TRINITY HILLS          HEARTHSTONE         MCCURDY
                                      ------------------------------------------------------------------------------
Location                              Cambridge, MA      Ft. Worth, TX          Round Rock, TX      Evansville, IN
Type                                  Nursing            Nursing                Nursing             Nursing
Date Purchased                        9/90               2/88                   11/88               9/89

Purchase Price                        $5,100,000         $2,700,000             $3,625,000          $7,100,000
Original Mortgage Amount              $0                 $0                     $1,500,000          $4,700,000
12/31/97 Mortgage Balance             $0                 $0                     $1,306,222          $4,060,033
Mortgage Maturity                     N/A                N/A                    July 1, 2002        April 1, 2012
End of Lease Term                     N/A                2000                   2000                2001


* On March 21, 1997, the lender agreed not to exercise its call rights on June 30, 1997 and the Partnership is currently negotiating the extension of this note until December 1, 2000.

** Includes two residential properties


Cedarbrook, Cane Creek, Crenshaw Creek and Sandy Brook Facilities

         Rebound, Inc. (a subsidiary of HealthSouth Corporation) leases the Cedarbrook, Cane Creek, Crenshaw Creek and Sandy Brook properties pursuant to a master lease with the Partnership. Due to low occupancy of the Sandy Brook facility, it was closed in 1994 and at this time the lessee has not provided any information on when it might reopen. Rental payments in March and April 1995 were discontinued by HealthSouth causing an interruption in the master lease. The General Partner met with HealthSouth and those payments were subsequently made in the second quarter of 1995. In February 1997, the Partnership was notified by HealthSouth of the closing of the Cedarbrook facility due to the low occupancy. At this time, the Partnership can not determine when this facility might reopen. HealthSouth has continued to make lease payments.

         Two recourse loans on Cedarbrook and Cane Creek were due in January 1996 in the aggregate amount of approximately $2,400,000. The Cedarbrook note was extended through March 31, 1996 and subsequently extended to June 30, 1997. The Partnership currently is negotiating an extension of the loan until December 1, 2001. The lender of the Cane Creek note agreed to extend the loan to December 1, 2001, pending completion of final loan documents.

Cambridge Facility

         The lessee of the Cambridge facility, NCAC, filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in February of 1992. The Partnership commenced litigation against NCAC seeking full payment of future rentals under the lease of NCAC. On August 1, 1996, the United States Bankruptcy Court approved the transfer of the operations of NCA Cambridge Nursing Home to Cambridge Nursing Home Limited Liability Company, a subsidiary of the Partnership, thereby releasing the operations of the facility from the jurisdiction of the United States Bankruptcy Court. This property is now operated by the Partnership.

Trinity Hills, McCurdy, and Hearthstone Facilities

         The Partnership's other facility lessees are all current in their lease. In addition, the Partnership believes it likely that two of these lessees will pay additional rental amounts to the Partnership during future years based upon increased revenues at those facilities. There can be no assurance, however, of such increased revenue. Two of these facilities appear to be generating cash flow sufficient to fund their lease obligations, but Trinity Hills, at this time, is not generating sufficient cash flow to fund its lease obligations from property operations. The lessee, however, continues to fund the lease deficit.

         On June 17, 1998, the Partnership filed suit in Dallas County against the lessee of the McCurdy facility. The complaint seeks a declaratory judgment stating that the lessee of the McCurdy facility cannot exercise its option to purchase the facility until the end of its term in October 2001. The lessee had threatened to exercise this option immediately (subject to a final determination of value). The lessee has currently sought to dismiss this action on jurisdictional grounds.

                               The General Partner

         The general partner of the Partnership is Capital Realty Group Senior Housing, Inc., a Texas corporation (the "General Partner"). The General Partner holds a 2 percent general partner interest in the Partnership. Effective June 10, 1998, the owner of the General Partner transferred its stock to Retirement Associates, Inc., a nonaffiliated entity incorporated in Texas on June 9, 1998 ("Associates"). The General Partner's executive office address is 3516 Merrell Road, Dallas, Texas 75229, and the telephone number is (972) 308-8336.

         At the initiation of the Merger negotiations, the General Partner was owned 100% by Capital Realty Group Corporation, a Texas corporation ("Capital"). Capital was owned 50% by James A. Stroud (through a trust) and 50% by Jeffrey L. Beck. Therefore, the General Partner was initially an affiliate of the Company and the Merger Sub. The General Partner's board of directors consisted of Mr. Beck and Mr. Stroud (the "Old Board"). Effective June 10, 1998, Capital sold its shares of the General Partner's stock to Associates. See "Change in Control." As a result of this new ownership structure, the General Partner is no longer an affiliate of the Company or Merger Sub.

         After the transfer to Associates, the initial directors of the General Partner were Kathy Granzberg and Karri Hickman who also served as Vice President and Secretary of the General Partner, respectively. At the time Ms. Granzberg was the Corporate Controller and Ms. Hickman the Assistant Controller of Capital Senior Living Corporation. Effective June 29, 1998, Ms.

Granzberg and Ms. Hickman, for personal reasons, resigned their board and officer positions with the General Partner.

         On June 29, 1998, Mr. Lankford was elected the sole director of the General Partner (the "New Board"). Mr. Lankford also serves as the President of the General Partner, and Mr. Wayne R. Miller serves as the Vice President of the General Partner.

                     Capital Senior Living Properties, Inc.

         Capital Senior Living Properties, Inc. (the "Company"), is a wholly owned subsidiary of Capital Senior Living Corporation, a Delaware corporation ("CSLC"). The Company owns approximately 56.6 percent of the Partnership Units. The Company's principal executive offices are at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240 and its telephone number is (972) 770-5600.

         CSLC consummated its initial public offering of its shares of common stock in November 1997. CSLC raised approximately $139 million in that offering. CSLC is a provider of senior living services with a resident capacity of 5,300. CSLC and its predecessors have provided senior living services since 1990.

         Messrs. Stroud and Beck collectively own approximately 46 percent of CSLC, and are executive officers and members of its board of directors.

                        Capital Senior Living Merger, LLC

         Capital Senior Living Merger, LLC (the "Merger Sub"), is a newly formed Delaware limited liability company whose sole member is the Company. The Merger Sub was created for the purpose of effectuating this transaction. The Merger Sub's principal executive offices are at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240 and its telephone number is (972) 770-5600.

                                 Special Factors

Background of the Merger

         The General Partner has from time to time considered and acted upon strategic alternatives for the Partnership, including acquisitions of additional properties and the sale of all or part of the Partnership's assets. During the first quarter of 1997, the General Partner entered into discussions with HealthCare Property Appraisers of America, Inc., a North Carolina corporation (the "Appraiser") and a financial advisor specializing in these types of appraisals, with a view toward retaining the Appraiser. The appraisals were sought in connection with the acquisition of the Partnership's Units by the Company as part of the public offering of CSLC's shares in November 1997. Under the terms of an engagement letter entered into in March 1997, the Appraiser performed certain inspections of the Assets and delivered the appraisals in April 1997.

         In November 1997, the General Partner and the Company began discussing the possibility of selling the Assets to the Company with the Unit Holder's receiving cash for their Units. At that time, the General Partner and the Company were affiliates with Messrs. Beck and Stroud controlling both entities.

         The General Partner then contacted the Appraiser to ensure the Appraisals provided in April 1997 were still valid. Pursuant to the terms of the engagement letter, dated as of December 12, 1997, the Partnership engaged the Appraiser to deliver updated appraisals by December 26, 1997. The updated appraisals were delivered on December 20, 1997 (collectively with the appraisals completed in April 1997, the "Appraisals"). The appraised value of the Assets remained unchanged from April 1997.

         The General Partner and the Company began drafting an asset purchase agreement in January and February 1998 based on the appraised value of the Assets. Under the terms of the Partnership Agreement, the Partnership could not consummate a transaction with an affiliate of the General Partner unless either an independent advisory board approved the transaction, or a majority of the Unit Holders approved the transaction and a qualified advisor gave an opinion that the transaction is fair and at least as favorable to the Partnership as one with an unaffiliated entity in similar circumstances. Since an independent advisory board was not created, the General Partner began to seek bids in connection with obtaining a fairness opinion. On April 1, 1998, the Partnership engaged Dain Rauscher Wessels, a division of Dain Rauscher Incorporated (the "Financial Advisor"), an unaffiliated party to provide a fairness opinion (the "Fairness Opinion"). The Partnership was to receive the Fairness Opinion in June 1998.

         About this time, the General Partner and the Company determined that an asset sale was not feasible. Under the terms of the leases of the Partnership's properties, the lessees have the right of first refusal if the Partnership were to sell the property. The Company was not interested in acquiring only some of the Partnership's properties, especially since the best properties would likely be purchased by the lessees. The Company believed that it would not be in the interests of its sole shareholder, CSLC, and thus not in the best interest of CSLC's shareholders, to acquire only the weakest Partnership properties. Therefore, the General Partner and the Company restructured the transaction as a merger, whereby a subsidiary of the Company would merge with and into the Partnership, with the Partnership being the surviving entity so that the lessees would not have the right of first refusal. Potential conflicts of interest with affiliates were not considered in making the decision to restructure the transaction. Under the terms of the Partnership Agreement, mergers, asset sales or other transactions with affiliates are treated in the same manner. Therefore, potential conflicts of interest with affiliates pose the same issues irrespective of the structure of the transaction. The Financial Advisor was informed about the change in the transaction structure.

         On June 10, 1998, Capital sold its shares of the General Partner to Associates, thereby breaking the affiliation between the General Partner and the Company. Capital Realty Group Senior Housing, Inc. is not only the general partner of HealthCare Properties, L.P., but also of NHP Retirement Housing Partners I, L.P. ("NHP"). CSLC, or one of its affiliates, was considering a transaction with NHP that required NHP's general partner to break its affiliation with CSLC, which thereby broke the affiliation between the General Partner and the Company. Therefore, the General Partner was sold to Associates for reasons unrelated to the Partnership merger negotiations.

         On June 30, 1998 the General Partner's New Board reviewed the Merger that had been negotiated by the Old Board. At that time, the Financial Advisor had not delivered the Fairness Opinion, and could not commit to a specific date for the delivery of the Fairness Opinion. The New Board was concerned that the nursing and acute-care market would continue to deteriorate, and thus the Company would seek to lower the price paid to Unaffiliated Unit Holders.

Moreover, the New Board was aware that the Financial Advisor was retained because of the prior affiliation between the General Partner and the Company. Since the affiliation no longer existed, the Partnership Agreement no longer required the Fairness Opinion, and the Merger price was likely to decline the longer the transaction was delayed, the General Partner terminated the relationship with the Financial Advisor.

         On June 30, 1998, the New Board met and approved the Merger and ratified the retention of Capital Realty Brokerage, Inc. as broker for the transaction with the Merger Sub.

Summary of the Material Terms of the Merger

         The Partnership, the Company and the Merger Sub intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into the Partnership. The Partnership will be the surviving entity with the same General Partner and assignor limited partner, and with the Company becoming the sole Unit Holder. The structure of the transaction was chosen for several reasons. First, the Merger does not trigger certain rights of the lessees of the Partnership's properties to purchase such properties upon the sale of the properties. Second, the Merger will have a minimal impact on the operation of the Partnership by keeping all existing contractual relations in place, and not requiring the approval of the parties thereto in connection with any required assignments of the contracts. Finally, the Merger keeps the Partnership in place as an operating entity.

         A consequence of the Merger is that interests of the Unaffiliated Unit Holders will be converted into the right to receive cash. Accordingly, the Unaffiliated Unit Holders will have no interest in the surviving entity. The amount of cash available for the conversion is based on the appraised value of the Assets, plus the cash held by the Partnership, plus receivables, plus prepaid expenses, less payables and liabilities. As of June 30, 1998, the General Partner estimates the appraised value of the Assets is approximately $25,320,000, cash on hand is approximately $11,324,744, receivables $840,260, prepaid expense $28,966, payables $831,216, and long-term liabilities $6,399,999. Accordingly, the General Partner estimates, as of June 30, 1998, the Partnership's net value to be $30,282,755 or approximately $7.30 per Unit. Unaffiliated Unit Holders own approximately 43.4 percent of the Units (1,798,238 Units) worth approximately $13,127,131. The amount distributed per Unit will be reduced to reflect a brokerage fee of 6 percent payable to an entity unaffiliated with the General Partner (although affiliated with the Company), a 5 percent reserve to cover unknown pre-closing liabilities such as Medicare and Medicaid cost report adjustments, and other closing fees and expenses. The reserves will be maintained until the pre-closing liabilities have been paid and the excess funds, if any, will be distributed to Unaffiliated Unit Holders on a pro-rata basis. Therefore, such Unaffiliated Unit Holders will receive approximately $11,561,432, which is approximately $6.43 per Unit.


         The Merger Agreement provides that the Merger will close on the second business day after the preconditions for closing have been met which is estimated to be on or about November 20, 1998.


Source of Funds

         The total amount of funds required by the Company to consummate the Merger is approximately $13,127,131. All necessary funds will be supplied by utilizing the working capital of CSLC.

Expenses

         The General Partner anticipates that certain fees and expenses will be incurred in connection with the Merger including, without limitation, filing fees imposed by the SEC or other governmental entities, brokerage fees, appraiser fees, legal and accounting fees, and printing costs. In accordance with the Partnership Agreement, these expenses will be paid by the Partnership and are estimated to be as follows:


                  Brokerage fees*......................................  $1,816,965.00
                  Appraiser fees and expenses**........................  $   28,000.00
                  Legal and Accounting fees and expenses...............  $  100,000.00
                  Miscellaneous\Filing\Printing........................  $   20,000.00
                      TOTAL............................................  $1,964,965.00


                 *  -  Capital Realty Brokerage, Inc. an entity unaffiliated with the General Partner but affiliated with the Company.
                 ** -  These fees were paid prior to March 31, 1998.

Plans for the Partnership After the Merger

         As a result of the Merger, the Partnership will no longer be a public entity, and therefore, will suspend its obligations to file reports pursuant to
Section 15(d) of the Exchange Act. The General Partner expects to continue its general partner duties until such time that the Company may decide to dissolve the Partnership. At present the Company does not plan to dissolve the Partnership.

         The Partnership's properties are currently leased under triple net leases to third parties. These leases expire in 2000 or 2001 depending on the property, and certain of the lessees have the option to extend their leases for a period of five years as well as an option to purchase the property. Therefore, the Company has no immediate plans to change the Partnership's current business. Following the termination of the leases, and assuming the Partnership retains the properties, the Company intends to convert and operate the facilities as assisted living and Alzheimer's care facilities.

Purposes and Reasons of General Partner in Agreeing to the Merger

         As discussed earlier, the General Partner began its association with the Partnership in 1992 and assumed general partner duties in June 1993. At that time, the Partnership faced severe economic problems because the lessees of eight of the twelve health care properties the Partnership owned defaulted, including one which filed for bankruptcy due to alleged Medicaid over reimbursements. As a result, the Partnership faced a severe cash flow crisis, and a number of lenders threatened actions against the Partnership for back due mortgage payments that exceeded several million dollars.

         After assuming the general partner duties, the General Partner immediately began to restructure the Partnership's management and assets. The restructuring included, among other activities, negotiating a sale or deedback of four distressed Partnership properties with significant past due mortgages, and a full release of liability to the Partnership, restructuring the Rebound lease with significantly increased lease payments to the Partnership, and taking back control the Cambridge facility out of Chapter 11 bankruptcy proceedings.

         The General Partner continued to explore ways to enhance Unit Holder returns and improve the Partnership's long-term value. The General Partner has been primarily focused on optimizing the value of the Assets, believing that it is in the Unit Holder's best interests that once the Asset value is optimized, the Unit Holder's interest be converted into cash.

         The General Partner believes that it has optimized the investment returns that can be provided by the Assets. Therefore, during the fourth quarter of 1997, the General Partner began exploring selling the Assets to the Company, and in January 1998 began negotiating an asset purchase agreement with the Company. The Company was then an affiliate of the General Partner and the Partnership. The terms, including the purchase price, were similar to the proposed Merger transaction.

         After additional investigation, however, the General Partner determined that an asset sale was not desired for two reasons. First, new investment opportunities were not sufficiently available to ensure that the Partnership's ongoing business would result ultimately in regular cash distributions to each Unit Holder. The General Partner based this assessment on the lack of third-party interest in the Partnership's properties, the closing of two Partnership properties, and the general decline in the sub-acute and skilled-care nursing markets. Second, an asset sale might have a negative impact on certain leases. Under the terms of certain leases, the lessees have the right of first refusal if the property is sold. The General Partner believes the properties are more valuable as a complete package to the Company, which was willing to offer a higher price for all the properties. The higher Merger price, compared to an asset sale, would benefit the Unaffiliated Unit Holders, and the Company would obtain control of the Assets just as it would in an asset sale. Therefore, the General Partner abandoned its plans to sell all or substantially all of the Assets and began considering the Merger.

         An alternative to the Merger considered by the General Partner was to continue the Partnership as it currently exists. Continuing the Partnership would have a number of benefits, including the following:

    --The Partnership would continue to own the same Assets and have the same liabilities, and would maintain its existing investment objectives, consistent with the guidelines, restrictions and safeguards contained in the Partnership Agreement; and

    --Although there would be no immediate change in the cash distribution policy (which currently provides that the Partnership does not make any regular cash distributions), it is possible that sometime in the future the Partnership might be in a position to resume making regular cash distributions.

         Despite these benefits, the General Partner rejected this alternative because it concluded that maintaining the Partnership as it currently exists was less advantageous when compared with the benefits that the General Partner believes the Unit Holders will derive from the Merger. For example:

    --There is, and has been, limited liquidity for Unit Holders and this alternative provides cash in an amount greater than the current trading price of the Units which benefits the Unaffiliated Unit Holders.

    --To date, Unit Holders have not been able to realize their hoped for return on investment. The General Partner does not believe that the returns on The Partnership's current Assets will be further optimized over the next several years. Therefore, continuing the operation of the Partnership would benefit neither the Unaffiliated Unit Holders nor the Company;

    --Unaffiliated Unit Holders will receive cash for their Units if the Merger is consummated, but are unlikely to receive regular cash distributions, in the foreseeable future, if the Partnership continues in existence;

    --Tighter Medicare and Medicaid regulations and government restraints may cause smaller increases or even decreases in revenues to subacute and skilled-care facilities, which would have a negative impact on all Unit Holders if the Partnership remained in operation; and

    --Two Partnership facilities have closed decreasing the Partnership's ability to remain competitive, which would negatively impact all Unit Holders if the Partnership remained in operation.

         The General Partner considered selling the Assets to an unaffiliated entity as well as soliciting bids from independent third parties. The General Partner, however, did not explore these options in any detail for the following reasons. First, the General Partner had never received unsolicited interest in the properties. Second, existing leases, which do not expire until 2000 to 2001, will keep the properties in the nursing and acute-care market, which is experiencing a significant downturn. Third, two of the eight properties have been shut down, which the General Partner believes reduces the likelihood of any third-party interest. Finally, the value of the properties in the Merger transaction is greater than the current trading price of the Units.

         The General Partner also considered structuring the Merger transaction so Unaffiliated Unit Holders would have the option of acquiring shares of CSLC instead of cash. This option was rejected for two reasons. The transaction costs would increase, because CSLC would have to register additional securities and comply with the exchange offer rules and regulations, thereby lowering the return to Unaffiliated Unit Holders. Second, CSLC shares are traded on public markets. If Unaffiliated Unit Holders want to own shares of CSLC, they can take the proceeds from the merger transaction and purchase such shares on the open market.

Position of the General Partner as to the Fairness of the Merger


         In determining the substantive fairness of the Merger, the General Partner's New Board met on June 30, 1998 and considered each of the following factors, all of which had a positive effect on its fairness determination. The factors are listed in descending order of importance, that is, the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the General Partner's New Board was not able to weigh the relative importance of each factor precisely:


          (i) The Units are at present illiquid and the cash to be distributed to the Unaffiliated Unit Holders as a result of the proposed Merger will provide Unaffiliated Unit Holders with liquidity and cash in an amount greater than the current trading price of the Units;

          (ii) The Merger represents the fair market valuation of the Assets as determined by a qualified independent appraiser;

          (iii) The General Partner's unsuccessful efforts in seeking alternatives to increase Unit Holder value including selling the Assets and reinvesting the proceeds;

          (iv) The conditions and prospects of the nursing and acute-care industry in which the Partnership is engaged will continue to worsen with tighter Medicare and Medicaid regulations and other government restraints; and

          (v) The lack of a firm offer from any unaffiliated entity.

         The Merger represents the current fair market value of the Partnership on a going concern basis. The Merger also exceeds the approximately $25,575,781 net book value of the Partnership on June 30, 1998. The liquidation value of a nursing and acute-care provider, that is, the sale of the business on other than a going concern basis, is not usually considered to be an accurate indicator of the value of a nursing and acute-care provider, primarily because the assets of a nursing and acute-care provider typically are worth less when considered separately than when considered as a going concern. The assets of a nursing and acute-care provider consequently are not normally sold or purchased separately. A fair market valuation of a nursing care provider should, in the General Partner's view, be a valuation as a going concern. The liquidation value of the Partnership therefore, was not considered by the General Partner in reaching its fairness determination.

         Since there has never been an established trading market for the Units, the General Partner did not have access to reliable, official information about the historical or current market prices for the Units other than the sporadic transactions where such Units have been sold. Nevertheless, the General Partner did consider the fact that the Merger will result in a per Unit price to Unit Holders which exceeds such trades between affiliates and non-affiliates when reaching its fairness determination. The General Partner did not consider the price paid by Unaffiliated Unit Holders, because the market conditions for this industry have changed dramatically since many of the Units were first purchased making the original purchase price an unrealistic measure.

         In approving the transaction, the General Partner was aware of and considered as a negative factor that as a result of the Merger, the Unaffiliated Unit Holders would no longer participate in the Partnership's possible future earnings. Taking into account, however, that the Partnership has made no regular cash distributions, additional restrictions have been placed on Medicare and Medicaid reimbursements, the risks associated with real estate investments and the fees required to manage and administer the Assets, the General Partner believes that the Merger will achieve a fair price for the Units, and will optimize the value for the Unit Holders better than if it remained an operating entity.

         The General Partner is aware and considered that consummation of this Merger will result in cash distributions to the Unaffiliated Unit Holders and may require certain Unaffiliated Unit Holder to recognize, for federal income tax purposes, a gain. The General Partner, nevertheless, concluded that the cash distributions to the Unit Holders from the Merger outweighed this consequence.

         The General Partner believes that the Merger is procedurally fair to the Unit Holders although, consistent with the Partnership Agreement, the approval of the Unaffiliated Unit Holders is not separately required, and an unaffiliated representative was not retained to act on behalf of the Unaffiliated Unit Holders. In reaching this conclusion, the General Partner took into account a number of factors relevant to procedural fairness including compliance with the Partnership Agreement, the appraisals provided by an unaffiliated entity, and the General Partner's own lack of affiliation with the Company.

         In making its recommendation, the General Partner's New Board is aware that the Merger negotiations were conducted by the General Partner's Old Board which was affiliated with the Company, the Merger Sub, and CSLC. As a result of that affiliation, the Old Board, in accordance with the Partnership Agreement, retained an outside adviser to provide a fairness opinion. The Old Board believed that the independent adviser and the property appraisals delivered by an unaffiliated entity were sufficient procedural protections for Unaffiliated Unit Holders. Therefore, consistent with the Partnership Agreement, the Old Board did not structure the transaction to require the approval of a majority of the Unaffiliated Unit Holders. Likewise, the Old Board did not obtain more than one appraisal, because there were sufficient procedural protections and the increased costs would decrease returns to Unaffiliated Unit Holders.

         With the election of the New Board, the General Partner is no longer an affiliate of the Company, the Merger Sub, or CSLC. Therefore, an independent adviser was no longer needed or required by the Partnership Agreement to protect the interests of the Unaffiliated Unit Holders. Consequently, the adviser was terminated and did not provide a report to any individual or entity concerning the Merger. The New Board did not obtain additional appraisals for the same reasons as the Old Board, and the New Board was concerned that any further delay in the transaction might jeopardize the favorable Merger price.


         Finally, the New Board reviewed and specifically ratified the Old Board's decision to retain Capital Realty Brokerage, Inc. ("Capital Brokerage"), an affiliate of the Company and the Old Board. The New Board recognized that Capital Brokerage had provided valuable services in structuring the transaction to ensure that bank loans were not accelerated and that no change in licenses to provide healthcare services would result, as well as other significant services in structuring the Merger.


Purposes and Reasons of Associates and Mr. Lankford in Agreeing to the Merger

         Robert L. Lankford is the sole shareholder, sole director, and President of Associates. He is also the sole director and President of the General Partner, and the beneficial owner of all General Partner's voting stock. Therefore, the purpose and reasons of Mr. Lankford and Associates in agreeing to the Merger are identical to those of the General Partner, specifically the implementation of the strategic plan to optimize the value of the Partnership's assets and then convert the Unit Holder's interest into cash. See "--Purposes and Reasons of the General Partner in Agreeing to the Merger."

Position of Associates and Mr. Lankford as to the Fairness of the Merger


Robert L. Lankford is the sole shareholder, sole director, and President of Associates. He is also the sole director and President of the General Partner, and the beneficial owner of all General Partner's voting stock. Therefore, the position of Mr. Lankford and Associates as to the fairness of the Merger is identical to that of the General Partner. Mr. Lankford and Associates each believe that the Merger is both substantively and procedurally fair, and each explicitly adopts the analysis of the General Partner as to the fairness of the Merger. See "--Position of the General Partner as to the Fairness of the Merger."


Purposes and Reasons of Company, Merger Sub and CSLC in Agreeing to the Merger

         CSLC, as the sole shareholder of the Company which is the sole member of the Merger Sub, believes that the Merger is in the best interest of CSLC, the Company, and the Merger Sub for the following reasons:

      The acquisition will be accretive on an earnings per share basis;

      The resulting increased owned assets will make CSLC more attractive to investors;

      CSLC also believes that it will benefit from the resulting larger asset base in its ability to spread costs; and

      CSLC believes that it will be able to achieve operating efficiencies by combining certain general and administrative functions at the corporate level in order to reduce overhead.

Position of Company, Merger Sub and CSLC as to the Fairness of the Merger

         CSLC is the sole shareholder of the Company, and the Company is the sole member of the Merger Sub. Therefore the positions of the Company, Merger Sub and CSLC as to the fairness of the Merger are identical.


         The Company, Merger Sub and CSLC, as the parties proposing to acquire the Partnership, did not participate in the deliberations of the General Partner's New Board regarding the fairness of the Merger to the Partnership's Unit Holders. As a result, the Company, Merger Sub, and CSLC are not in a position to specifically adopt the conclusions of the General Partner's New Board as to the fairness of the Merger. Based upon their own knowledge from publicly available information regarding the Company and their understanding from discussions with senior management of the Partnership regarding the factors considered by the General Partner's New Board referred to herein, and their close relationship as affiliates of the Partnership and of the General Partner's Old Board, the Company, Merger Sub and CSLC also believe that the Merger is substantively and procedurally fair to the Partnership.


         The Company, Merger Sub and CSLC believe the Merger at least equals and may exceed the current fair market value of the Partnership on a going concern basis. They also believe the Merger exceeds the approximately $25,575,781 net book value of the Partnership on June 30, 1998. The liquidation value of a nursing and acute-care provider is not usually considered to be an accurate indicator of the value of a nursing and acute-care provider, primarily because the assets of a nursing and acute-care provider typically are worth less when considered separately than when considered as a going concern. The assets of a nursing and acute-care provider consequently are not normally sold or purchased separately. A fair market valuation of such a provided should, in the Company, Merger Sub and CSLC's view, be a valuation as a going concern. The liquidation value of the Partnership therefore was not considered by the Company, Merger Sub and CSLC in reaching its determination of fairness.

         Since there has never been an established trading market for the Units, the Company, Merger Sub and CSLC did not have access to reliable, official information about the historical or current market prices for the Units other than the sporadic transactions where such Units have been sold. Nevertheless, the Company, Merger Sub and CSLC did consider the fact that the Merger will result in a per Unit price to Unit Holders which exceeds such trades between affiliates and non-affiliates when reaching its fairness determination. The Company, Merger Sub and CSLC did not consider the price paid by Unaffiliated Unit Holders, because the market conditions for this industry have changed dramatically since many of the Units were first purchased making the original purchase price an unrealistic measure.

         The Company, Merger Sub and CSLC also considered that the merger price is based on the appraised value of the Assets, and that the appraisal was performed by a qualified independent entity, in reaching their opinion that the transaction is fair. Also, the Company, Merger Sub and CSLC note, as far as they are aware, that the Partnership has not received any firm offers from unaffiliated entities.


         The Company, Merger Sub and CSLC believe these factors provide a reasonable basis for them to believe, as they do, that the Merger is substantively fair to the Unit Holders of the Partnership. Neither the Company, Merger Sub nor CSLC has assigned specific relative weights to the factors considered by them.



         The Company, Merger Sub, and CSLC believe that the Merger is procedurally fair to the Unaffiliated Unit Holders, although the approval of a majority of the Unaffiliated Unit Holders is not separately required, and an unaffiliated representative was not retained to act on behalf of such Unaffiliated Unit Holders. In reaching this conclusion, the Company, Merger Sub and CSLC took into account a number of factors relevant to procedural fairness as described above, including compliance with the Partnership Agreement and the appraisals of the Assets by a qualified independent entity. Specifically, the Company, Merger Sub and CSLC explicitly adopt the General Partner's analysis of the procedural fairness of the Merger.


Purposes and Reasons of Mr. Beck in Agreeing to the Merger


         The purposes and reasons of Jeffrey L. Beck in agreeing to the transactions contemplated by the Merger Agreement are to continue the pursuit of his strategic view of CSLC's future, and to enable existing shareholders of CSLC to realize the benefits described above. Mr. Beck explicitly adopts the Company's purposes and reasons in agreeing to the Merger. See "--Purposes and Reasons of Company, Merger Sub and CSLC in Agreeing to the Merger."


Position of Mr. Beck as to the Fairness of the Merger


         Mr. Beck believes that the Merger is substantively fair to the Partnership's Unaffiliated Unit Holders. Mr. Beck has not undertaken any formal evaluation of the Merger's fairness to the Partnership's Unit Holders, and did not find it practicable to quantify or otherwise attach relative weights to the various factors considered by him.



         In arriving at his belief that the Merger is fair to the Partnership's Unit Holders, however, Mr. Beck considered the same factors as considered by the General Partner's New Board, as well as certain considerations resulting from his general familiarity with, and significant experience in, the skilled and acute-care nursing industry. Mr. Beck believes the Merger at least equals and may exceed the current fair market value of the Partnership on a going concern basis. He also believes the Merger exceeds the approximately $25,575,781 net book value of the Partnership on June 30, 1998. The liquidation value of a nursing and acute-care provider is not usually considered to be an accurate indicator of the value of a nursing and acute-care provider, primarily because the assets of a nursing and acute-care provider typically are worth less when considered separately than when considered as a going concern. The assets of a nursing and acute-care provider consequently are not normally sold or purchased separately. A fair market valuation of such a provided should, in Mr. Beck's view, be a valuation as a going concern. The liquidation value of the Partnership therefore was not considered by Mr. Beck in reaching his determination of fairness.



         Since there has never been an established trading market for the Units, Mr. Beck did not have access to reliable, official information about the historical or current market prices for the Units other than the sporadic transactions where such Units have been sold. Nevertheless, Mr. Beck considers the fact that the Merger will result in a per Unit price to Unit Holders which exceeds such trades between affiliates and non-affiliates when reaching its fairness determination. Mr. Beck did not consider the price paid by Unaffiliated Unit Holders, because the market conditions for this industry have changed dramatically since many of the Units were first purchased making the original purchase price an unrealistic measure.



         Mr. Beck also considered that the merger price is based on the appraised value of the Assets, and that the appraisal was performed by a qualified independent entity, in reaching their opinion that the transaction is fair. Also, Mr. Beck notes, as far as he is aware, that the Partnership has not received any firm offers from unaffiliated entities.



         Mr. Beck believes these factors provide a reasonable basis for him to believe, as he does, that the Merger is substantively fair to the Unit Holders of the Partnership. Mr. Beck has not assigned specific relative weights to the factors considered by him.



         Mr. Beck believes that the Merger is procedurally fair, although the approval of a majority of the Unaffiliated Unit Holders is not separately required, and an unaffiliated representative was not retained to act on behalf of such Unaffiliated Unit Holders. In reaching this conclusion, Mr. Beck took into account a number of factors relevant to procedural fairness including the Appraisals by an unaffiliated party and the large premium being offered in the Merger. Mr. Beck explicitly adopts the analysis of the General Partner as to the procedural fairness of the Merger.


Purposes and Reasons of Mr. Stroud in Agreeing to the Merger


         The purposes and reasons of James A. Stroud in agreeing to the transactions contemplated by the Merger Agreement are to continue the pursuit of his strategic view of CSLC's future, and to enable existing shareholders of CSLC to realize the benefits described above. Mr. Stroud explicitly adopts the Company's purposes and reasons in agreeing to the Merger. See "--Purposes and Reasons of Company, Merger Sub and CSLC in Agreeing to the Merger."


Position of Mr. Stroud as to the Fairness of the Merger

         Mr. Stroud believes that the Merger is fair to the Partnership's Unaffiliated Unit Holders. Mr. Stroud has not undertaken any formal evaluation of the Merger's fairness to the Partnership's

Unit Holders, and did not find it practicable to quantify or otherwise attach relative weights to the various factors considered by them.


         In arriving at his belief that the Merger is fair to the Partnership's Unit Holders, however, Mr. Stroud considered the same factors as considered by the General Partner's New Board, as well as certain considerations resulting from his general familiarity with, and significant experience in, the skilled and acute-care nursing industry. Mr. Stroud believes the Merger at least equals and may exceed the current fair market value of the Partnership on a going concern basis. He also believes the Merger exceeds the approximately $25,575,781 net book value of the Partnership on June 30, 1998. The liquidation value of a nursing and acute-care provider is not usually considered to be an accurate indicator of the value of a nursing and acute-care provider, primarily because the assets of a nursing and acute-care provider typically are worth less when considered separately than when considered as a going concern. The assets of a nursing and acute-care provider consequently are not normally sold or purchased separately. A fair market valuation of such a provided should, in Mr. Stroud's view, be a valuation as a going concern. The liquidation value of the Partnership therefore was not considered Mr. Stroud in reaching his determination of fairness.



         Since there has never been an established trading market for the Units, Mr. Stroud did not have access to reliable, official information about the historical or current market prices for the Units other than the sporadic transactions where such Units have been sold. Nevertheless, the Mr. Stroud did consider the fact that the Merger will result in a per Unit price to Unit Holders which exceeds such trades between affiliates and non-affiliates when reaching its fairness determination. Mr. Stroud did not consider the price paid by Unaffiliated Unit Holders, because the market conditions for this industry have changed dramatically since many of the Units were first purchased making the original purchase price an unrealistic measure.



         Mr. Stroud also considered that the merger price is based on the appraised value of the Assets, and that the appraisal was performed by a qualified independent entity, in reaching their opinion that the transaction is fair. Also, Mr. Stroud notes, as far as he is aware, that the Partnership has not received any firm offers from unaffiliated entities.



         Mr. Stroud believes these factors provide a reasonable basis for him to believe, as he does, that the Merger is substantively fair to the Unit Holders of the Partnership. Mr. Stroud has not assigned specific relative weights to the factors considered by him.



         Mr. Stroud believes that the Merger is procedurally fair, although the approval of a majority of the Unaffiliated Unit Holders is not separately required, and an unaffiliated representative was not retained to act on behalf of such Unaffiliated Unit Holders. In reaching this conclusion, Mr. Stroud took into account a number of factors relevant to procedural fairness including the Appraisals by an unaffiliated party and the large premium being offered in the Merger. Mr. Stroud explicitly adopts the analysis of the General Partner as to the procedural fairness of the Merger


Purposes and Reasons of Mr. Cohen in Agreeing to the Merger


         The purposes and reasons of Lawrence A. Cohen in agreeing to the transactions contemplated by the Merger Agreement are to continue the pursuit of his strategic view of CSLC's future, and to enable existing shareholders of CSLC to realize the benefits described above. Mr. Cohen explicitly adopts the Company's purposes and reasons in agreeing to the

Merger. See "--Purposes and Reasons of Company, Merger Sub and CSLC in Agreeing to the Merger."


Position of Mr. Cohen as to the Fairness of the Merger

         Mr. Cohen believes that the Merger is fair to the Partnership's Unaffiliated Unit Holders. Mr. Cohen has not undertaken any formal evaluation of the Merger's fairness to the Partnership's Unit Holders, and did not find it practicable to quantify or otherwise attach relative weights to the various factors considered by them.


         In arriving at his belief that the Merger is fair to the Partnership's Unit Holders, however, Mr. Cohen considered the same factors as considered by the General Partner's New Board, as well as certain considerations resulting from his general familiarity with, and significant experience in, the skilled and acute-care nursing industry. Mr. Cohen believes the Merger at least equals and may exceed the current fair market value of the Partnership on a going concern basis. He also believes the Merger exceeds the approximately $25,575,781 net book value of the Partnership on June 30, 1998. The liquidation value of a nursing and acute-care provider is not usually considered to be an accurate indicator of the value of a nursing and acute-care provider, primarily because the assets of a nursing and acute-care provider typically are worth less when considered separately than when considered as a going concern. The assets of a nursing and acute-care provider consequently are not normally sold or purchased separately. A fair market valuation of such a provided should, in Mr. Cohen's view, be a valuation as a going concern. The liquidation value of the Partnership therefore was not considered by Mr. Cohen in reaching his determination of fairness.



         Since there has never been an established trading market for the Units, Mr. Cohen did not have access to reliable, official information about the historical or current market prices for the Units other than the sporadic transactions where such Units have been sold. Nevertheless, Mr. Cohen did consider the fact that the Merger will result in a per Unit price to Unit Holders which exceeds such trades between affiliates and non-affiliates when reaching its fairness determination. Mr. Cohen did not consider the price paid by Unaffiliated Unit Holders, because the market conditions for this industry have changed dramatically since many of the Units were first purchased making the original purchase price an unrealistic measure.



         Mr. Cohen also considered that the merger price is based on the appraised value of the Assets, and that the appraisal was performed by a qualified independent entity, in reaching their opinion that the transaction is fair. Also, Mr. Cohen notes, as far as he is aware, that the Partnership has not received any firm offers from unaffiliated entities.



         Mr. Cohen believes these factors provide a reasonable basis for him to believe, as he does, that the Merger is substantively fair to the Unit Holders of the Partnership. Mr. Cohen has not assigned specific relative weights to the factors considered by him.



         Mr. Cohen believes that the Merger is procedurally fair, although the approval of a majority of the Unaffiliated Unit Holders is not separately required, and an unaffiliated representative was not retained to act on behalf of such Unaffiliated Unit Holders. In reaching this conclusion, Mr. Cohen took into account a number of factors relevant to procedural fairness including the Appraisals by an unaffiliated party and the large premium being offered in the Merger. Mr. Cohen explicitly adopts the analysis of the General Partner as to the procedural fairness of the Merger.

Certain Related Party Transactions


         Pursuant to the Partnership Agreement, the General Partner or its affiliates are entitled to certain benefits from the operation of the Partnership. For property management services, the General Partner or its affiliates are entitled to receive leasing and property management fees. Under the Partnership Agreement, the General Partner or affiliates are reimbursed for all expenses of managing the Assets, including the salaries of on-site managers and out-of-pocket expenses. Also, the General Partner or its affiliates are entitled to receive a property management fee. Since most of the Partnership's properties have long-term, triple-net leases and others have independent fee management engagements for most services, the General Partner or its affiliates received one percent of the monthly gross rental or operating revenues, totaling approximately $90,000, $72,000, and $80,000, in 1997, 1996, and 1995
respectively. The General Partner also received distributions of $66,000 and $92,250 in 1996 and 1995 respectively, in connection with the sale of certain Partnership Assets. Property management fees paid to CSLC or its affiliates were approximately $330,000, $208,000, and $252,000, in 1997, 1996, and 1995
respectively. Asset management fees paid to CSLC or its affiliates were approximately $484,000, $740,000, and $712,000, in 1997, 1996, and 1995
respectively. CSLC or its affiliates received $206,000, $256,000, and $235,000 in reimbursements for administrative and other expenses in 1997, 1996, and 1995 respectively. In addition, CSLC or its affiliates received $3,173,000, $1,859,000 and $2,256,000 for salary and benefit reimbursements in 1997, 1996 and 1995 respectively. In addition CSLC and the Company are affiliated with Capital Brokerage which will receive a 6 percent brokerage fee for its services associated with the transaction.


         Jeffrey L. Beck is the Chairman of the Board and the principal stockholder of a bank where the majority of the Partnership's operating accounts are maintained.

         CSLC, in addition to brokerage commissions, provides Robert L. Lankford complimentary use of a small office, supplies, telephone and fax in connection with Mr. Lankford's services as an independent contractor for CSLC and its affiliates. Mr. Lankford has his own principal office space. Mr. Lankford was an independent broker for Capital Brokerage from 1988 to 1997. Mr. Lankford received non-employee compensation from Capital Brokerage in 1997, 1996 and 1995 in the amount of $18,750, $203,505.43 and $13,608.75, respectively. Mr.
Lankford's current relationship with CSLC accounts for less than 20% of his total compensation.

         The General Partner and Mr. Lankford entered into an employment agreement on June 10, 1998. Under the terms of the employment agreement, Mr. Lankford will be paid an annual salary by the General Partner in an amount to be agreed upon by the parties. Mr. Lankford will also be reimbursed by the General Partner for reasonable business expenses. The General Partner will also reimburse Mr. Lankford's attorney expenses up to $10,000 through September 30, 1998.

         The General Partner and Associates entered into a contract for professional services whereby Associates will provide the General Partner certain consulting services. Associates is to be paid $10,000 on the first day of each quarter. The first payment was made on June 10, 1998.


         In connection with the General Partner's determination that an opinion of the financial advisor was not required under the Partnership Agreement, Section B(5) of the Partnership Agreement defines "Affiliates" as follows:

                When used with reference to a specified Person: (i) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the specified Person; (ii) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of, or otherwise has a substantial beneficial interest in, the specified Person or which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities, or in which the specified Person has a substantial beneficial interest.



         For the reasons set forth below, the General Partner believes that CSLC does not control Robert Lankford ("Lankford"), the General Partner or Associates, and Lankford does not control CSLC, and that neither of the other two tests of affiliations under the Partnership Agreement are met.



         The General Partner notes that the Delaware Limited Partnership statute does not address the definition of "affiliate," and thus does not help to interpret the term "control." Section 203 of the Delaware General Corporation Law ("DGCL"), however, defines both "affiliate" and "control." Affiliate is defined as "any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person" (see Section 203(c)(1)). Section 203(c)(4) then defines "control" as "the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise."



         Although there is no case law directly on point, the General Partner believes the statute is clear in that control is the power "to direct or cause the direction of the management and policies." Therefore, in the General Partner's opinion, what is required for "control" is the right, whether contractual or based on ownership, to appoint or remove officers or directors or to direct corporate decisions.



         CSLC does not have, either directly or indirectly, an equity interest in the General Partner. CLSC does not hold any debt of the General Partner. There is no current contractual relationship between CSLC and the General Partner. Prior to the sale of the General Partner's capital stock to Associates, there was a contractual relationship. As part of the initial public offering of CSLC's common stock, Messers Beck and Stroud, as the CSLC control persons and as the then beneficial owners of the General Partner, were required to assign the fees and distributions the General Partner receives from both the Partnership and NHP Retirement Partners I, L.P. ("NHP") to CSLC. Therefore, Capital Realty Group Corporation ("Capital Realty"), an affiliate of CSLC, and the General Partner and CSLC entered into an option agreement (the "Option Agreement") whereby Capital Realty granted CSLC the option to purchase the capital stock of the General Partner at fair market value at any time for a period of 10 years from the date of the Option Agreement. The Option Agreement also assigned all fees and distribution that the General Partner receives from the Partnership and NHP. The Option Agreements was never signed, but the fees and distributions were paid to CSLC pursuant to an oral agreement with the same terms and conditions as the Option Agreement. The Option Agreement was orally terminated by the parties prior to the sale of the General Partner's stock to Associates. During the period the Option Agreement was in effect, the General Partner assigned

$224,102 in distributions from the Partnership to CSLC. No fees or distribution the General Partner receives have been paid to CSLC since June 10, 1998. CSLC, therefore, does not have the power to elect or remove either the officers or directors of the General Partner. Moreover, CSLC does not possess, either directly or indirectly, any interest in the General Partner that could be used to coerce the General Partner. Therefore, in the General Partner's opinion, CSLC does not control the General Partner.



         Similarly, the General Partner does not have, either directly or indirectly, an equity interest in CSLC. The General Partner, therefore, does not have the power to elect or remove either the officers or directors of CSLC. The General Partner does not hold any debt of CSLC. There is no contractual relationship between CSLC and the General Partner. The General Partner believes that it does not control CSLC.



         CSLC does not have an equity interest in Associates, and thus cannot elect or remove the director of Associates. Associates, in order to purchase the stock of the General Partner, issued a non-recourse promissory noted dated June 10, 1998 (the "Note"), whereby Associates agreed to pay Capital Realty $855,000 plus interest at a rate of 10% per annum on June 1, 2003. The security for the Note is Associate's capital stock and all right, title, distributions, proceeds and interest of the General Partner in either the Partnership or NHP. Pursuant to the Security Agreement among Capital Realty, Associates and the General Partner, any fees or distribution the General Partner receives, except the $40,000 per year that is paid to Associates pursuant to a consulting agreement, are paid to Capital Realty in payment of the Note. Capital Realty does not have the right to acquire or vote the capital stock of Associates, and the Note does not provide CSLC, indirectly through Capital Realty, power to direct the management or policy of Associates. Therefore, in the General Partner's opinion, CSLC does not control Associates.



         Associates does not hold an equity interest in CSLC, and thus cannot elect or remove the directors of CSLC. Associates does not hold any CSLC debt, and the only contractual relationships between the parties are those discussed above which do not provide Associates with any control over CSLC. The General Partner therefore concludes that Associates does not Control CSLC.



         The General Partner believes that CSLC does not control Lankford. From 1988 to 1997, Lankford was an independent broker with Capital Brokerage, an affiliate of CSLC. From 1997 to the present, however, Lankford has been a principal with Kamco. In this capacity Lankford provides independent commercial real estate brokerage services for various clients including CSLC which accounts for less than 20% of his compensation. CSLC also provides Lankford with complimentary use of an office and administrative support when Lankford is providing such services to CSLC. Lankford's independent broker relationship with CSLC, however, does not rise to the level of control. In determining whether CSLC controls Lankford, the General Partner expects, based on the General Partner's review of the case law, a Delaware court would look to see if a de facto employer/employee relationship has been established. In Fisher v. Townsends, Inc., 695 A2d. 53 (1996), the Delaware Supreme Court held that to determine if a person was an employee depended on whether the company controlled the person. To determine control, the Court looked to a variety of factors such as whether the company engaged in that particular business, whether the person has his own business, and whether the company directed general goals and requirements of the person or the specific tasks to be performed. In this case, Mr. Lankford has his own business, Kamco. CSLC has moved out of the brokerage business, and into the development business necessitating the use of independent brokers. Also, CLSC does not direct Mr. Lanksford's specific tasks. Finally, in his capacity as the owner of Associates, Mr. Lankford has retained his own legal representation.
In the General Partner's opinion, CSLC does not control Lankford.



         Accordingly, Lankford does not control CSLC because (i) Lankford does not own any debt or equity of CSLC; (ii) he cannot elect or remove CSLC directors; and (iii) his independent broker relationship with CSLC does not give him the power to direct the management of CLSC.



         The General Partner believes that CSLC is not under common control either with the General Partner, Associates or Lankford. Mr. Beck and Mr. Stroud control CSLC. Neither Mr. Beck nor Mr. Stroud own any interest in or have any contractual relationship with Associates or the General Partner. Also, neither Mr. Beck or Mr. Stroud have a contractual relationship with Lankford.



         The General Partner believes the relationships between the General Partner and CSLC also fail to meet the second test of affiliation under the Partnership Agreement. Lankford is the sole officer of Associates. The officers of CSLC are Jeffrey L. Beck, James A. Stroud, Lawrence A. Cohen, Keith N. Johannssen, and David R. Brickman. There are no overlapping officers in the two entities. Moreover, the General Partner does not serve CLSC in any capacity, and CLSC does not serve the General Partner in any capacity.



         Finally, the General Partner believes that the relationships between the General Partner and CSLC fail the Partnership's third test of affiliation. As stated earlier, CSLC does not, directly or indirectly, beneficially own any securities of either the General Partner or Associates. Similarly, as stated earlier, neither the General Partner nor Associates owns any securities of CSLC. Finally, with the acquisition of the General Partner by Associates, there is no contractual relationship between the General Partner and CSLC.



         The General Partner notes that because there are no Delaware statutes or cases that specifically define "control" for the purpose of partnership affiliation, a court could disagree with the General Partner's view and conclude that the General Partner and CSLC are affiliates. The General Partner believes that if a court concluded that there was an affiliation, it is extremely unlikely that the court would unwind the Merger; instead, a court would likely award damages to the Partnership in an amount equal to the excess of the brokerage fee paid and the brokerage fee payable to an affiliate under the Partnership Agreement, and an amount, if any, that a plaintiff could prove resulted from the failure to obtain a fairness opinion.


Appraisal of the Partnership Assets.

         During the first quarter of 1997, the Partnership engaged HealthCare Property Appraisers of America, Inc., a North Carolina corporation (the "Appraiser"), an unaffiliated party, to appraise the value of the Assets. The General Partner sought bids in connection with obtaining an appraisal of the Assets. The General Partner selected the Appraiser based on its experience and expertise in real estate and its knowledge of the Partnership's business. There are no past or present material relationships between the Appraiser and its affiliates and the General Partner or any of its affiliates. The compensation payable by the Partnership to the Appraiser in connection with the rendering of the Appraisal is not contingent on the Merger's approval or completion.

         The Appraiser is a nationally recognized firm engaged in the general business of providing business and real estate appraisal services. As part of its appraisal business, the

Appraiser is continually engaged in the valuation of businesses and real estate in connection with mergers and acquisitions.

         The appraisals were completed in April 1997. The total value of the Assets was $25,320,000 including two residential properties that were appraised by Robert Collier, SRA. In December 1997, the Partnership engaged the Appraiser to update the appraisals (collectively with the appraisals completed in April 1997, the "Appraisals") it delivered in April, 1997 to ensure that the Assets' value had not materially changed. The updated Appraisals were received on December 20, 1997 and showed no material change in the value of the Assets. The Cedarbrook Rebound facility appraisal was $200,000 in April 1997 and $1.38 million in December 1998. The difference is that the December appraisal also contained two residential properties worth $390,000 and $790,000, respectively, that are part of the assets to be transferred. The appraisal of the facility itself remained at $200,000.

         The Partnership paid the Appraiser $24,000 (plus its out of pocket expenses) to perform the appraisals during the second quarter of 1997. The General Partner or its affiliates has paid the Appraiser $4,000 (plus its out of pocket expenses) in connection with delivering the updated Appraisals. No portion of this fee is contingent on the valuation of the Assets or consummation of the Merger.

         The General Partner placed the following restrictions and conditions on scope of the Appraiser's investigation. The Appraisals must be completed in a professional manner and comply with the requirements of the Uniform Standards of Professional Practice established by The Appraisal Institute. The Appraiser will make a visual inspection of the properties to observe how this type of property is considered in the open real estate market as it would relate to market value. Each inspection will be of a general nature and will not include a detailed inspection of the site or the structure(s). Some of the excluded items are a detailed inspection of the structure(s) as to its condition, the floor load, electric power capacity, air conditioning, heat and ventilating system, structural impediments, code violations (including earthquake), soil condition, toxic waste or any similar effects of toxic materials affecting the property. The Appraisals will assume (i) responsible ownership and competent management of each property; (ii) that there are no hidden or unapparent conditions affecting each property that will render it more or less valuable; (iii) full compliance with all applicable federal, state and local zoning and environmental regulations and laws (unless noncompliance is stated, defined and considered in the Appraisals); and (iv) that all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates in the Appraisals are based.

         The Appraiser utilized the following approaches in valuing the Assets. Some assets were appraised under an income capitalization approach, which analyzes the asset's capacity to generate income (or other monetary benefit) and converts this capacity into an indication of market value. This approach assumes that there is a definite relationship between the amount of income a property will earn and its market value. It also assumes value is created by the expectation of future benefits. Since the Assets have a high occupancy with short-term leases, the Appraiser also utilized a direct capitalization method. Direct capitalization allows for the estimate of market value in one direct step by applying a market-derived overall capitalization rate to the stabilized net operating income of each Asset.

         The Appraiser also considered the sales comparison approach. This approach compares the Assets to other properties that have recently sold in the relevant market area. In addition, the

Appraiser utilized the cost approach. In this approach, the costs to replace improvements are estimated. Deductions were made for accrued depreciation, and the result will be combined with the estimated value of the underlying land.

         The Appraiser determined that the appraised value of the Assets is $25,320,000. The specific results are summarized in the following table:

                           HEALTHCARE PROPERTIES, L.P.
                                APPRAISAL SUMMARY



                                      CEDARBROOK         CANE CREEK             CRENSHAW CREEK      SANDY BROOK
                                      ------------------------------------------------------------------------------

Location                              Nashville, TN      Martin, TN             Lancaster, SC       Orlando, FL
Type                                  Rehabilitation     Rehabilitation         Rehabilitation      Rehabilitation
Date Purchased                        10/87              11/87                  6/88                9/88

Appraised Value 4/97                  $  200,000(1)      $2,000,000(3)           $240,000(5)        $500,000(7)
Appraised Value 12/97                 $1,380,000(2)      $2,000,000(4)           $240,000(6)        $500,000(8)



                                      CAMBRIDGE          TRINITY HILLS          HEARTHSTONE         MCCURDY
                                      ------------------------------------------------------------------------------

Location                              Cambridge, MA      Ft. Worth, TX          Round Rock, TX      Evansville, IN
Type                                  Nursing            Nursing                Nursing             Nursing
Date Purchased                        9/90               2/88                   11/88               9/89

Appraised Value 4/97                  $1,650,000(9)      $2,400,000(11)         $5,900,000(13)        $11,250,000(15)
Appraised Value 12/97                 $1,650,000(10)     $2,400,000(12)         $5,900,000(14)        $11,250,000(16)


-------------------
1 The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements.

2 Same as 4/97 value, except includes the two residential properties appraised by Robert Collier, SRA at $390,000 and $790,000, respectively.

3   Same as 12/97 value.

4 This value estimate included only real property. Any business value or furniture, fixtures and equipment were assumed to belong to someone other than the property owner and not valued in this analysis. The land value is estimated to be $450,000.

5   Same as 12/97 value.

6 The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements.

7   Same as 12/97 value.

8 The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements.

9   Same as 12/97 value.

10 This value estimate included all real and personal property as well as the business value as a going concern. The furniture, fixtures and equipment were estimated to have a contributory value of approximately $124,950 and the intangible business assets were estimated to contribute $250,000 to the total value. The real estate alone was estimated to contribute $1,275,050. These estimated contributory values are allocations of the going concern and may not represent the amount that would be realized if components were sold separately. The above Value Estimate was predicated upon completion of the deferred maintenance of $25,000 and assuming initial occupancy.

11  Same as 12/97 value.

12 This value estimate included all real and personal property, as well as the business value as a going concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $199,500 and intangible business assets were estimated to contribute $500,000 to the total value. The real estate alone was estimated to contribute $1,700,500. These estimated contributory values are allocations of the going concern and may not represent the amount that would be realized if components were sold separately.

13  Same as 12/97 value.

14 This value estimate included all real and personal property, as well as the business value as a going concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $399,000 and intangible business assets were estimated to contribute $1,000,000 to the total value. The real estate alone was estimated to contribute $4,501,000. These estimated contributory values are allocations of the going concern and may not represent the amount that would be realized if components were sold separately.

15  Same as 12/97 value.

16 This value estimate included all real and personal property, as well as the business value as a going concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $518,000 and intangible business assets were estimated to contribute $2,000,000 to the total value. The real estate alone was estimated to contribute $8,732,000. These estimated contributory values are allocations of the going concern and may not represent the amount that would be realized if components were sold separately.

                  Effect of the Merger on Unit Holders' Rights

         Unaffiliated Unit Holders will have their interest in the Partnership converted into cash. Accordingly, these Unaffiliated Unit Holders will have no interest in the surviving entity.

                     Accounting Treatment of the Transaction

         The Merger will be accounted for under the "purchase" method in accordance with generally accepted accounting principles ("GAAP"). Therefore, the aggregate consideration paid by Merger Sub will be allocated to the Partnership's assets and liabilities based upon their fair market value with any excess being treated as excess of investment over net assets acquired.

                         Federal Income Tax Consequences

         The following discussion is a summary of the Merger's material U.S. Federal income tax consequences to a Unit Holder who holds such Units as a capital asset. The discussion is based on laws, regulations, rulings and decisions in effect on the date of mailing of this Information Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. Federal taxation that may be relevant to particular Unit Holders in light of their personal circumstances or to Unit Holders subject to special treatment under the Internal Revenue Code of 1986, as amended. In addition, the discussion does not address the Merger's state, local or foreign tax consequences arising under the laws of any state, local or foreign jurisdiction.

         EACH UNIT HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH UNIT HOLDER.

         The Partnership is classified as a partnership for federal income tax purposes. Accordingly, the Partnership is not itself subject to federal income tax. It files an annual partnership information return with the IRS and reports the results of operations using the accounting method selected by the General Partner. Each Unit Holder's distributive share of the Partnership's income, gain, losses, deductions and credits are reported separately on such Unit Holder's personal income tax return. Each Unit Holder's distributive shares of the Partnership's taxable income or gain is taxed to such Unit Holder regardless of whether such Unit holder receives any distribution of cash or assets from the Partnership. Thus, in any particular year, a Unit Holder's taxable income from the Partnership, and under certain circumstances, even the tax on that income, could exceed the amount of distributions, if any, such Unit Holder receives from the Partnership in that year.

         The receipt of the per Unit merger consideration pursuant to the Merger will be treated as a sale of Units for cash for U.S. Federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The Unit Holder will recognize gain on the sale of his Units to the extent the amount realized on the sale exceeds the Unit Holder's adjusted basis in the Units. Generally, each Unit Holder should qualify for capital gain treatment on the sale of his Units. Each Unit Holder will, however, recognize ordinary income to the extent the Partnership holds, at the time of the Merger, inventory items or unrealized receivables (including, for this purpose, certain items of property subject to depreciation recapture rules).

                    Federal or State Regulatory Requirements

         No federal or state regulatory requirements must be complied with, and no approvals from federal or state agencies must be obtained.

                                     Reports

         The Partnership received the updated Appraisals on December 20, 1997 regarding the assets currently owned by the Partnership. HealthCare Property Appraisers of America, Inc., an unaffiliated third party appraiser and a specialist in making valuations of this type, gave the updated Appraisals. Copies of the Appraisals are available for inspection and copying at 3516 Merrell Road, Dallas, Texas 75229, and will be furnished, at the expense of the requester, to interested Unit Holders upon written request to the General Partner at the preceding address. The Appraisals have been filed as exhibits 17(b)(1) through 17(b)(16) of the Partnership's Schedule 13E-3. The Schedule 13E-3 may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Website at http://www.sec.gov that contains reports, proxy statements and other information.

                               Material Contracts

         The terms of the Merger will be contained in the Merger Agreement. See "Special Factors--Summary of the Material Terms of the Merger," "Special Factors--Appraisal of the Partnership Assets" and "Special Factors--Related Party Transactions."

                              Financial Information

         A copy of the Partnership's latest Form 10-K accompanies this Information Statement, for the fiscal year ended December 31, 1997 as well as a copy of its Form 10-Q for the quarter ended June 30, 1998. Reference to the Partnership's financial statements may be made to these documents.

Comparative Per Unit Data

         Set forth below is comparative per Unit data for the Partnership on a historical basis. Historical information for the Partnership has been derived from its selected financial data included elsewhere herein.


                                                           12 Months Ending           6 Months Ending
                                                              Dec 31, 1997              June 30, 1998
                                                           ----------------           ---------------
Book Value per Unit

         Equity                                                  25,191,959                25,575,781
         Outstanding Units                                        4,172,457                 4,148,325
                                                                 ----------                ----------

           Book Value per Unit                                         6.04                      6.17

Cash Dividends per Unit

         Dividends                                                  325,000                         0
         Outstanding Units                                        4,172,457                 4,148,325
                                                                  ---------                 ---------

           Cash Dividends per Units                                    0.08                      0.00

Net Income per Unit

         Net Income                                               1,452,334                   528,613
         Outstanding Units                                        4,172,457                 4,148,325
                                                                  ---------                 ---------

           Net Income per Unit                                         0.35                      0.13


Note:  Cash dividends per share since inception ($11,713,434/4,172,457) - $2.81

Ratio of Earnings to Fixed Charges

         Set forth below is the ratio of earnings to fixed charges for the Partnership for the preceding two fiscal years and the interim periods.



                               6 Months Ending      6 Months Ending      12 Months Ending        12 Months Ending
                                June 30, 1998        June 30, 1997       December 31, 1997      December 31, 1996
                               ---------------      ---------------      -----------------      -----------------

Net Income                        $528,613             $608,056             1,452,334               1,637,343

Adjustments:
Add:  Interest Expense             323,390              343,823               678,905                 784,092

Earnings                           852,003              951,879             2,131,239               2,421,435

Ratio of Earning
to Fixed Charges                    2.63                 2.77                  3.14                    3.09


                                Appraisal Rights

         Neither DRULPA nor the Partnership Agreement provides for dissenter's or appraisal rights (that is, rights of non-consenting Unit Holders to exchange their Units for payment of their fair market value), regardless of whether such Unit Holder has consented to the Merger.

                 Voting Securities and Principal Holders Thereof

Units of Limited Partnership.

         The number of Units outstanding as of June 30, 1998 is 4,148,325. Each Unit is entitled to one vote.

         The following table sets forth certain information as of June 30, 1998 concerning the beneficial ownership, as such term is defined in Rule 13d-3 of the SEC under the Exchange Act, of management and persons who own more than 5% of the outstanding Units.



                    Name and address                          Amount and nature
                    of beneficial owner                      of beneficial owner            Percent of class
                    -------------------                      -------------------            ----------------

                    Capital Senior Living                        2,350,087                       56.6%
                     Properties, Inc. (1)
                    14160 Dallas Parkway
                    Suite 300
                    Dallas, TX 75240

                    Capital Realty Group Senior                       -                             -
                     Housing, Inc. (2)
                    14160 Dallas Parkway
                    Suite 300
                    Dallas, TX 75240


(1) The Company is a wholly owned subsidiary of CSLC. Jeffrey L. Beck and James A. Stroud own approximately 46% of CSLC and may be deemed beneficial owners of the Units held by the Company.

(2)       Capital owns a 2% interest in the Partnership as the General Partner.

                               Changes in Control



         Since January 1, 1997, there have been two changes in control affecting the Partnership. First, the ownership interest of an affiliate of the Company in the Partnership exceeded 50% on June 26, 1997. On November 3, 1997, this affiliate sold its ownership interest in the Partnership to the Company. Second, on June 10, 1998, the sole owner of the General Partner sold all of its shares of General Partner's common stock to Associates for $855,000. See "Special Factors - Affiliation."



                                 Year 2000 Issue

         The Partnership has developed a plan to modify its information technology to be ready for the year 2000. The Partnership relies upon PC-based systems and does not expect to incur material costs to transition to Year 2000 compliant systems in its internal operations. The Partnership does not expect this project to have a significant effect on operations. The Partnership will continue to implement systems and all new investments are expected to be with Year 2000 compliance software.


















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